Exhibit (d)(13)

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT
AMONG INCOME RESEARCH + MANAGEMENT, BONDBLOXX INVESTMENT

MANAGEMENT CORPORATION AND BONDBLOXX ETF TRUST

AGREEMENT as of this _____ day of ____, 2025, among BondBloxx ETF Trust (“Trust”), a Delaware business trust, on behalf of the individual series listed on Schedule D (each, a “Fund”), BondBloxx Investment Management Corporation (“Adviser”), a Delaware corporation, and Income Research + Management (“Sub-Adviser”), a Delaware corporation.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Funds, pursuant to an Investment Advisory Agreement dated May 23, 2024, as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement;

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to each Fund and the Sub-Adviser is willing to render such services; and

WHEREAS, this Agreement amends and restates the Sub-Advisory Agreement dated as of May 23, 2024, by and between the Trust, the Funds, the Adviser and the Sub-Adviser.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.	Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to each Fund for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 8 of this Agreement.

2.	Services and Duties of Investment Sub-Adviser

(a) Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will, with respect to each Fund:

(1) provide a program of continuous investment management for the Fund in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations and guidelines as the Trust, the Fund, the Board or the Adviser may impose with respect to the Fund from time to time by notice to the Sub-Adviser;

(2) invest and reinvest the assets of the Fund by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use;

(3) oversee the placement of purchase and sale orders on behalf of the Fund;

(4) employ investment personnel to provide the services noted in this Section 2 to the Fund;

(5) subject to the understanding set forth in Section 12(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Fund may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund; and, upon request, provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(6) maintain books and records with respect to the Fund’s transactions in accordance with applicable laws, rules and regulations; and

(7) to the extent reasonably requested by the Adviser or officers of the Trust, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and each Fund with an ongoing and continuous investment program. In addition, the Sub-Adviser will furnish the Adviser and/or the Funds with statistical information as the Adviser and/or the Funds may reasonably request with respect to the securities or other investments in which the assets of the Funds may be invested.

(b) The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(1) comply in all material respects with the following items as they pertain to Sub-Adviser’s duties to each respective Fund under this Agreement: (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Sub-Adviser’s compliance policies and procedures under Rule 206(4)-7 of the Advisers Act, (3) the rules and regulations of the Commodity Futures Trading Commission, (4) the Internal Revenue Code of 1986, as amended (the “Code”), and applicable rules and regulations issued thereunder, (5) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement and such other limitations and guidelines as the Trust, the Fund, the Board or the Adviser may impose with respect to the Funds from time to time by notice to the Sub-Adviser, (6) the Trust’s Declaration of Trust and By-Laws or other organizational documents of the Trust, and (7) any written instructions of the Adviser or the Board;

(2) keep the Adviser and/or the Board informed of developments materially affecting a Fund’s portfolio;

(3) make available to the Board, the Adviser, the Funds’ Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their reasonable request, such copies of its records with respect to each Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding each Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of each Fund, quarterly and annual compliance reports and certifications pursuant to Rule 38a-1 under the 1940 Act, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters and any material changes to the Sub-Adviser’s compliance program (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by each Fund such as, among others, securities purchased pursuant to Rule 144A and 4(a)(2) commercial paper, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(4) make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Funds;

(5) review draft reports to shareholders, registration statements or portions thereof that relate to the Funds or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(6) use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Funds;

(7) notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates as soon as practicable if the Sub-Adviser becomes aware that it: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority, which could have a material effect on the Sub-Adviser’s reputation or ability to manage a Fund’s portfolios; (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or (v) is involved in any litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as described in Rule 204-3(b)(4) under the Advisers Act), which could have a material effect on the Sub-Adviser’s ability to manage a Fund’s portfolios. The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding a Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(8) not disclose information regarding a Fund or such Fund’s characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings;

(9) provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Funds’ Form N-CENs, N-CSRs and Form N-PORTs;

(10) provide assistance, as reasonably requested, to the Adviser, custodian or recordkeeping agent for the Trust in their determinations of the fair value of any portfolio securities or other assets of the Funds for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser. The Sub-Adviser shall designate and provide access to one or more employees who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation with the Adviser as the valuation designee of the Funds under Rule 2a-5 of the 1940 Act. Any assistance provided pursuant to this sub-paragraph shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Funds pursuant to the Trust’s and the Adviser’s Fair Valuation Policies and Procedures;

(11) not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning a Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to a Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the portion of the Fund allocated to the Sub-Adviser by the Adviser;

(12) provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser’s Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time; and

(13) will bear all expenses in connection with the performance of its services under this Agreement, and will bear certain expenses of BondBloxx IR+M Tax-Aware ETF for California Residents and BondBloxx IR+M Tax-Aware ETF for New York Residents in accordance with the terms set forth on Schedule A attached hereto and will bear certain expenses of BondBloxx IR+M Tax-Aware ETF for Massachusetts Residents in accordance with the terms set forth on Schedule B attached hereto.

The Sub-Adviser further agrees that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to a Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Fund.

(c) The parties agree that the Sub-Adviser is only responsible for those specific services identified herein, and that the Adviser is responsible for all other services.

3.	Brokerage

The Sub-Adviser may place orders pursuant to its investment determinations for each Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, in respect of each Fund, open and maintain brokerage accounts of all types on behalf of and in the name of the Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of each Fund, the Sub-Adviser will use its best efforts to seek best execution. In assessing best execution for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating best execution, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Funds to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the Funds and each of its other clients.

4.	Books, Records and Regulatory Filings

(a) The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Funds by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

(b) The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

(c) The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Funds as may be required of the Funds due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to each Fund. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Funds, except as may be expressly agreed to in writing.

(d) The Adviser will furnish the Sub-Adviser with copies of all amendments and supplements to the Funds’ prospectus disclosure within a reasonable time, but not less than ten business days before they become effective.

5.	Class Action Filings

The Sub-Adviser is not responsible for making any class action filings on behalf of the Trust.

6.	Standard of Care, Limitation of Liability and Indemnification

(a) The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser, and its affiliates, shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Funds, or affiliated persons of the Adviser or the Funds (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser, and its affiliates, against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject arising directly out of or directly resulting from (i) the Sub-Adviser’s violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in a Fund’s current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser and received by the Sub-Adviser, (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials and certain advertising and sales materials, pertaining to the Sub-Adviser or the Fund managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein; provided, however, that this sub-section (a)(ii) shall only apply to advertising and sales materials to the extent the statement at issue was based on disclosure taken directly from the Registration Statement, or (iii) any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Sub-Adviser’s obligations and/or duties under this Agreement by the Sub-Adviser.

(b) A copy of the declaration of trust or other organizational document of the Funds is on file with the secretary of the state of the Trust’s formation, and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Funds as individuals, and the obligations of this Agreement are not binding upon any of the Trustees, officers, shareholders or partners of the Funds individually, but are binding only upon the assets and property of the Funds’ portfolio. The parties hereto agree that no shareholder, Trustee, officer or partner of the Funds may be held personally liable or responsible for any obligations of the Funds arising out of this Agreement.

(c) Notwithstanding this Section 6, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Funds may have under federal or state securities laws.

(d) The Adviser acknowledges that the Sub-Adviser does not provide any warranty or accept any liability in relation to the quality, accuracy or completeness of data in respect of the index which a Fund tracks, if any.

(e) The Adviser agrees to indemnify and hold harmless the Sub-Adviser and its affiliated persons, as defined under the 1940 Act (“Sub-Adviser Indemnitees”), from (i) and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement or (ii) any untrue statement of a material fact contained in the Registration Statement or proxy materials or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein.

7.	Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A or Schedule B, as applicable, attached hereto.

8.	Additional Services Provided to Funds

The Adviser, the Funds, and/or their respective affiliates will enter into service agreements (set forth in Schedule C attached hereto) directly or indirectly with a third party service provider, initially Brown Brothers Harriman & Co., to perform responsibilities and functions, including, but not limited to administration, pricing, bookkeeping, transfer agency and custody (“Third Party Services”).

9.	Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Funds) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement. If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Funds, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Funds.

10.	Compliance Matters

(a) The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Funds’ CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser.

In this regard, the Sub-Adviser shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s compliance program, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Funds may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2) submit annually (and at such other times as the Trust may reasonably request) to the Funds’ CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3) provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following;

(i) Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter;

(ii) Annual Report on Code of Ethics Matters, including any required attachments, upon request each year.

(4) provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time and access to the Sub-Adviser’s personnel who have relevant information regarding the Sub-Adviser’s compliance program;

(5) permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Funds’ CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6) provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Funds’ CCO, with such certifications as may be reasonably requested; and

(7) reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SOC-1 Report or similar report to the extent one is prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b) The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

11.	Representations and Warranties

(a) The Adviser represents, warrants and agrees that the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Adviser; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(b) The Sub-Adviser represents, warrants and agrees that the Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

12.	Duration and Termination

(a) This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to each Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b) This Agreement is terminable with respect to each Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to each Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to each Fund in the event of the termination of the Advisory Agreement with respect to the Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c) Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement.

13.	Use of Name

(a) The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Funds’ prospectuses, statements of additional information, registration statements or other filings, forms or reports required by applicable law. Neither the Funds nor the Adviser shall use the Sub-Adviser’s name or logos in shareholder communications, advertising, sales literature, or similar communications prepared by or on behalf of the Adviser or the Funds, without prior review and approval by the Sub-Adviser. The Adviser shall be permitted to use such materials if the Sub-Adviser does not reasonably object in writing within five (5) business days after receipt thereof. Once such materials have been approved by the Sub-Adviser, subsequent materials which contain no material changes need not be submitted for review and approval by the Sub-Adviser. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, or any of its affiliates in its marketing materials unless it first receives prior written approval of the Adviser.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.	Confidential Information

(a) Each party agrees that it will treat confidentially all information provided by any other party (the ”Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of a Fund (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the ”Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b) Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c) In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement (to the extent permitted by applicable law) to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

15.	Amendment

This Agreement may be amended in writing signed by the authorized parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

16.	Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust:

BondBloxx ETF Trust

700 Larkspur Landing Circle, Suite 250

Larkspur, CA 94939

Attention: Joanna Gallegos

Email: info@bondbloxetf.com

If to the Adviser:

BondBloxx Investment Management Corporation

700 Larkspur Landing Circle, Suite 250

Larkspur, CA 94939

Attention: Joanna Gallegos

Email: info@bondbloxetf.com

If to the Sub-Adviser:

Income Research + Management
115 Federal Street, 22nd Floor
Boston, Massachusetts 02110
Attention: Ms. Erinn King
Email: [REDACTED]

With a copy to: [REDACTED]

17.	Miscellaneous

(a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b) Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in the State of Delaware.

(e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f) Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or a Fund, except to the extent expressly authorized by this Agreement.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

BONDBLOXX INVESTMENT MANAGEMENT CORPORATION

By:
Name:
Title:

INCOME RESEARCH + MANAGEMENT

By:
Name:
Title:

BONDBLOXX ETF TRUST

By:
Name:
Title:

Schedule A

Fee Schedule

Pursuant to Section 7 of the Investment Sub-Advisory Agreement (the “Agreement”) among BondBloxx ETF (“Trust”), on behalf of BondBloxx IR+M Tax-Aware ETF for California Residents and BondBloxx IR+M Tax-Aware ETF for New York Residents (each, a “Fund”), BondBloxx Investment Management Corporation (the “Adviser”) and Income Research + Management (the “Sub-Adviser”), the Sub-Adviser shall be compensated for the services it performs on behalf of the Fund as follows:

The Sub-Adviser shall receive fifty (50%) of the net revenue received by the Adviser on a quarterly basis, based on the daily average value of the Fund (the “Fee Split Payment”). Net revenue shall mean revenue the Adviser receives from the management fee (the expense ratio) applicable to each Fund minus the incremental expenses of the Fund, including:

●	Custody Services/Fund Accounting/Transfer Agent/Fund Administration

●	3rd Party Compliance Officer – Fund fee only

●	Auditor

●	Distributor: Asset-based fee and Fund fee

●	Exchange Listing fees

●	Evaluated Pricing Service

●	Shareholder Reports/Printing/SEC Filings

●	SEC 24 f-2 fees

●	Marketing (which allocation of expenses, for the avoidance of any doubt, shall be as separately agreed to between the parties)

●	Web Design/Management

●	Portfolio Management/Trading Systems (Ryedale)

●	Legal fees to Fund counsel

The net revenue of the Adviser shall be determined by the Adviser prior to the Adviser paying any compensation, including sales commissions, to its employees.

For a period of one year following the launch of each Fund (the “Year 1 Period”), the minimum fee payable to the Sub-Adviser from the Adviser shall be no less than 0.05% of the Fund’s average daily net assets (the “Year 1 Minimum Fee”). After the expiration of the Year 1 Minimum Fee period, to the extent that the Fee Split Payment fails to exceed the Year 1 Minimum Fee, the parties shall discuss annually and in good faith a minimum fee payable to the Sub-Adviser from BondBloxx (a “Post-Year 1 Minimum Fee”), taking into consideration the Fund’s total expense ratio at the time of such discussions. For the avoidance of any doubt, to the extent the Fee Split Payment following the Year 1 Period exceeds the Year 1 Minimum Fee, there shall not be any applicable Post-Year 1 Minimum Fee.

The Adviser agrees to provide the Sub-Adviser with documentation supporting the calculation of Sub-Adviser’s fee.

A-1

Schedule B

Fee Schedule

Pursuant to Section 7 of the Investment Sub-Advisory Agreement (the “Agreement”) among BondBloxx ETF (“Trust”), on behalf of BondBloxx IR+M Tax-Aware ETF for Massachusetts Residents (the “Fund”), BondBloxx Investment Management Corporation (the “Adviser”) and Income Research + Management (the “Sub-Adviser”), the Sub-Adviser shall be compensated for the services it performs on behalf of the Fund as follows:

The Sub-Adviser shall receive fifty percent (50%) of the net revenue received by the Adviser on a quarterly basis, based on the daily average value of the Fund (the “Fee Split Payment”). Net revenue shall mean revenue the Adviser receives from the management fee (the expense ratio) applicable to the Fund minus the incremental expenses of the Fund, including:

●	Custody Services/Fund Accounting/Transfer Agent/Fund Administration fees and expenses

●	3rd Party Compliance Officer – Fund fee only

●	Auditor fees

●	Distributor: Asset-based fees and Fund fees

●	Exchange Listing fees

●	Evaluated Pricing Service fees

●	Shareholder Reports/Printing/SEC Filing fees

●	SEC 24 f-2 fees

●	Marketing expenses (which allocation of expenses, for the avoidance of any doubt, shall be as separately agreed to between the parties)

●	Web Design/Management expenses

●	Portfolio Management/Trading System expenses (Ryedale)

●	Legal fees to Fund counsel

For a period of one year following the launch of the Fund (the “Year 1 Period”), the Adviser and the Sub-Adviser shall share the cost of the incremental expenses of the Fund equally provided that the incremental expenses for the Sub-Adviser do not exceed $50,000. The Adviser shall bear the costs of the incremental expenses that exceed $50,000 for the Sub-Adviser during the Year 1 Period. The amount of the Sub-Adviser’s incremental expenses shall accrue until such time as the Adviser’s total revenue from the Fund exceeds the Adviser’s total expenses of the Fund; at which time the Fee Split Payment shall be reduced by the Sub-Adviser’s accrued incremental expenses. Such payment of expenses shall not affect the calculation of net revenue.

The net revenue of the Adviser shall be determined by the Adviser prior to the Adviser paying any compensation, including sales commissions, to its employees.

The Adviser agrees to provide the Sub-Adviser with documentation supporting the calculation of Sub-Adviser’s fee.

For the avoidance of any doubt, this Schedule B shall apply only to this Fund and not any other fund advised by Adviser and sub-advised by the Sub-Adviser.

B-1

Schedule C

Additional Service Agreements

Custody Agreement

Transfer Agency and Administration Agreement

C-1

Schedule D

Name of Fund	Management Fee/Expense Ratio
BondBloxx IR+M Tax-Aware ETF for California Residents	[Redacted]
BondBloxx IR+M Tax-Aware ETF for Massachusetts Residents	[Redacted]
BondBloxx IR+M Tax-Aware ETF for New York Residents	[Redacted]

D-1